Exhibit 99.1

February 5, 2015

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2014 RESULTS

EPS from Continuing Operations Increases Sharply to $0.29, including $0.02 in Business Development and Restructuring Costs

Aggregates Profitability Improves on Strong Execution

Birmingham, Alabama – February 5, 2015 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter ending December 31, 2014.

Fourth Quarter Summary (compared with prior year’s fourth quarter)

•	Total revenues increased $75 million, or 11 percent, to $755 million
•	Gross profit increased $52 million, or 45 percent, to $170 million
•	Aggregates freight-adjusted revenues increased $68 million, or 18 percent, to $455 million
o	Shipments increased 15 percent, or 5.5 million tons
▪	Same-store shipments increased 12 percent, or 4.3 million tons
o	Segment gross profit increased $44 million, or 40 percent, to $156 million
o	Incremental gross profit as a percent of freight-adjusted revenues was 65 percent
▪	Incremental gross profit margin was 79 percent, excluding acquisitions
o	Cash gross profit per ton was $5.18, an increase of 11 percent, or $0.50 per ton
o	Average sales price increased 2 percent, despite unfavorable mix impact
▪	Exclusive of unfavorable mix, pricing increased 4 percent
•	Non-aggregates gross profit improved $8 million, or 138 percent, collectively
•	Adjusted EBITDA was $172 million, an increase of $41 million, or 32 percent
•	Earnings from continuing operations were $0.29 per diluted share (including $0.02 per diluted share in expenses related mostly to business development activities) as compared to $0.08 in the fourth quarter of 2013

Full Year Summary (compared with prior year)

•	Total revenues increased $223 million, or 8 percent, to $2,994 million
•	Gross profit increased $161 million, or 38 percent, to $588 million
•	Aggregates freight-adjusted revenues increased $218 million, or 14 percent, to $1,794 million
o	Shipments increased 11 percent, or 16.5 million tons
▪	Same-store shipments increased 10 percent, or 15.0 million tons
o	Segment gross profit increased $131 million, or 32 percent, to $544 million
o	Incremental gross profit as a percent of freight-adjusted revenues was 60 percent
▪	Incremental gross profit margin was 66 percent, excluding acquisitions
o	Cash gross profit per ton was $4.75, an increase of 9 percent, or $0.38 per ton

February 5, 2015

FOR IMMEDIATE RELEASE

o	Average sales price increased 2 percent, despite unfavorable mix impact
▪	Exclusive of unfavorable mix, pricing increased 3 percent
•	Non-aggregates gross profit improved $30 million, or 220 percent, collectively
•	Adjusted EBITDA increased $131 million, or 28 percent, to $600 million
•	Earnings from continuing operations were $1.56 per diluted share (including $0.65 per diluted share related to gains on sale of assets, debt tender offer costs, expenses related to business development activities and restructuring charges) as compared to $0.16 per diluted share in the prior year.

Tom Hill, President and Chief Executive Officer, said, “Our teams across the organization executed very well in the fourth quarter, capitalizing on the growing recovery in construction activity and demand for our products. Their efforts succeeded in converting more than 65 percent of our incremental aggregates revenues into incremental gross profit, and in doing so, they further improved the underlying profitability of our core aggregates business. These results, continuing the pattern of strong execution on our aggregates-focused strategy throughout the year, were achieved despite price gains muted by a negative geographic and product mix.

This strong momentum bodes well for 2015, a year in which we expect a continued recovery in demand for our products and, importantly, an improving pricing and margin environment.”

Commentary on Quarterly and Full Year Segment Results

Aggregates Segment

The recovery in demand for our products and our strong local sales and operations execution continued in the fourth quarter. Aggregates sales were $594 million, up 20 percent from the prior year’s fourth quarter, supported by strong volume growth across most of the Company’s footprint. On a same-store basis, total aggregates shipments increased 12 percent from the prior year. Overall, fourth quarter aggregates shipments increased 15 percent compared to the prior year.

Shipment momentum continued to improve across most of our footprint, driven not only by large projects but also by strengthening construction activity across all end-use markets. On a same-store basis, Arizona, Arkansas, Florida, Illinois, North Carolina, Texas and Virginia each saw shipments increase by more than 14 percent over the prior year’s fourth quarter. Shipments in Georgia were relatively flat with the prior year due mostly to wet weather. In California, aggregates shipments for the quarter declined 9 percent due to unusually wet weather and delays on certain large projects.

Freight-adjusted average sales price for aggregates increased 2 percent, or $0.21 per ton, versus the prior year’s fourth quarter, with almost all of our markets realizing price improvement. Excluding the impact of strong volume growth in several lower priced markets such as Illinois and Arkansas, the average price for aggregates increased 4 percent. A number of key states saw fourth quarter price increases of approximately 5 percent or more. Average sales price in two states saw modest declines due to negative product mix impact.

Despite modest price growth in the quarter, gross profit per ton increased 21 percent from the prior year. While average freight-adjusted selling prices increased $0.21, our gross profit per ton increased $0.66, as our local leadership teams excelled at balancing price for service, sales and production mix, and operating efficiency and leverage.

February 5, 2015

FOR IMMEDIATE RELEASE

On a trailing twelve month basis, and excluding the impact of recent acquisitions, gross profit per ton has increased 20 percent from the prior year to $3.39. Over the same period, and on the same basis, incremental gross profit as a percent of incremental freight-adjusted revenues was 65 percent. For the year, segment gross profit rose by 32 percent, or $131 million, while same-store aggregates shipments increased 10 percent, or 15 million tons.

Compared to last year, fourth quarter cost of revenues for the Company benefitted approximately $7 million from lower diesel fuel costs, with most of this benefit realized in the Aggregates segment.

Asphalt, Concrete and Calcium Segments

In the fourth quarter, asphalt gross profit improved $2 million due to improved margins and earnings from recently completed acquisitions. Same-store asphalt volumes approximated those of the prior year but were short of expectations due to the delayed start of several large projects until 2015. For the full year, Asphalt segment gross profit increased $5 million from the prior year.

Concrete gross profit was $3 million compared to a loss of $5 million in the fourth quarter of the prior year. Last year’s fourth quarter results included the Company’s Florida concrete business that was sold in the first quarter of 2014. On a same-store basis, volume, pricing and unit profitability improved, driven primarily by increased private construction activity. As a result, same-store gross profit increased $3 million. For the full year, Concrete segment gross profit improved $27 million overall and $6 million on a same-store basis.

The Company’s cement business was also sold in the first quarter along with the Florida concrete assets. The Company retained its calcium products business that is now reported separately as a segment. In the fourth quarter, the Calcium business reported revenues of $2.5 million and gross profit of $1.1 million – both results are improvements versus the prior year’s fourth quarter.

Selling, Administrative and General

Fourth quarter selling, administrative and general (SAG) expenses were $8 million higher versus the prior year. This year-over-year increase resulted primarily from higher costs related to performance-based incentives and business development expenses. Absent these items, SAG expenses were in line with the prior year’s fourth quarter. The Company intends to further leverage SAG expenses to sales in the coming year.

Capital Allocation

During 2014, the Company generated approximately $1 billion in cash from the sale of assets and the results of operations. Included in this amount is the $721 million of cash associated with the sale of the Company’s Florida concrete and cement businesses in March.

The Company reduced long-term debt in 2014 by $517 million. At the end of the fourth quarter, the Company’s ratio of Total Debt to Trailing Twelve Month Adjusted EBITDA was 3.3. This ratio compares favorably to the 2013 year end ratio of 5.4.

In 2014, the Company invested a total of $332 million in strategic bolt-on acquisitions. Collectively, these acquisitions include 442 million tons of proven and probable reserves in strategic, high growth markets: San Francisco, California; Phoenix, Arizona; Albuquerque and Santa Fe, New Mexico; Dallas, Texas; and northern Virginia and Washington D.C. Additionally, the acquisitions in Phoenix include associated asphalt operations.

February 5, 2015

FOR IMMEDIATE RELEASE

The Company expects these recent acquisitions will contribute approximately $50 million to EBITDA in 2015, compared to the $9 million contribution in 2014. This earnings benefit will be realized in the Company’s Aggregates, Asphalt and Concrete segments.

In January of 2015, the Company completed transactions in which it exited the ready mix concrete business in California and added thirteen asphalt plant locations in Arizona that expand the Company’s service capabilities. The Company will continue to supply aggregates to its former ready mix concrete plants in California. These transactions, which continue the strategic redeployment of capital undertaken throughout 2014, should be immediately accretive to earnings.

Purchases of property, plant and equipment during 2014 totaled $225 million, with approximately $15 million of the planned investments being successfully deferred into 2015. At the end of the fourth quarter, cash and cash equivalents were $141 million, and the Company had no outstanding borrowing on its revolving credit facility.

The Company returned $29 million in cash to shareholders in 2014 through its dividend. We expect to accelerate the return of capital through dividends, or other mechanisms, as earnings grow.

Outlook

Regarding the Company’s outlook for 2015, Mr. Hill stated, “Vulcan-served markets continue to show favorable above-average growth, with Vulcan markets growing faster than U.S. markets as a whole. Although aggregates demand remains well below normal levels, this steady and gradual improvement is a further indication of construction activity recovery. We continue to convert higher volumes into higher unit margins and are very well positioned for significant future earnings growth.”

Based on these market trends, the Company expects to generate Adjusted EBITDA of $775 to $825 million in 2015.

The following assumptions, which represent the mid-point of current management expectations, support the Company’s outlook for strong year-over-year growth in EBITDA. The Company intends to update these expectations on a quarterly basis, as necessary.

•	Full year aggregates shipments of approximately 180 million tons, up 11 percent from the prior year. Same-store volumes are expected to increase 8 percent, or 13 million tons.
•	Full year increase in average freight-adjusted aggregates pricing of 6 percent, with unit margins continuing to grow faster than pricing.
•	Aggregates segment gross profit to be approximately $735 million, compared to $544 million in 2014.
•	Non-aggregates gross profit to be $70 million, compared to $44 million in 2014.
•	Selling, administrative and general (SAG) expenses of approximately $265 million, excluding business development-related expenses.
•	Capital spending of approximately $250 million to support the increased level of shipments and further improve production costs and operating efficiencies.

February 5, 2015

FOR IMMEDIATE RELEASE

•	Interest expense of $160 million.
•	Depreciation, depletion, accretion and amortization expense of approximately $270 million.

Mr. Hill concluded, “We are excited about the volume growth, pricing momentum and strong margin expansion we see across our markets. As we continue to execute our sales and operating plans, we remain focused on further improving the profitability of our businesses, strategically expanding our asset base to serve the needs of our customers, and continuing our disciplined management of capital.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CT on February 5, 2015. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 855.877.0343 approximately 10 minutes before the scheduled start. International participants can dial 678.509.8772. The conference ID is 73121649. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(Amounts and shares in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2014	2013	2014	2013
Total revenues	$755,026	$680,246	$2,994,169	$2,770,709
Cost of revenues	585,367	562,899	2,406,587	2,343,829
Gross profit	169,659	117,347	587,582	426,880
Selling, administrative and general expenses	72,481	64,016	272,288	259,427
Gain on sale of property, plant & equipment
and businesses, net	5,695	2,381	244,222	39,250
Restructuring charges	(558)	-	(1,308)	(1,509)
Other operating expense, net	(2,425)	(1,883)	(20,070)	(14,790)
Operating earnings	99,890	53,829	538,138	190,404
Other nonoperating income (expense), net	(922)	2,570	3,107	7,538
Interest expense, net	40,875	48,888	242,407	201,645
Earnings (loss) from continuing operations
before income taxes	58,093	7,511	298,838	(3,703)
Provision for (benefit from) income taxes	19,745	(2,585)	91,692	(24,459)
Earnings from continuing operations	38,348	10,096	207,146	20,756
Earnings (loss) on discontinued operations, net of taxes	(327)	(1,013)	(2,223)	3,626
Net earnings	$38,021	$9,083	$204,923	$24,382
Basic earnings (loss) per share
Continuing operations	$0.29	$0.08	$1.58	$0.16
Discontinued operations	$0.00	($0.01)	($0.02)	$0.03
Net earnings	$0.29	$0.07	$1.56	$0.19

Diluted earnings (loss) per share
Continuing operations	$0.29	$0.08	$1.56	$0.16
Discontinued operations	$(0.01)	$(0.01)	$(0.02)	$0.03
Net earnings	$0.28	$0.07	$1.54	$0.19
Weighted-average common shares outstanding
Basic	132,069	130,383	131,461	130,272
Assuming dilution	133,619	131,650	132,991	131,467
Dividends declared per share	$0.06	$0.01	$0.22	$0.04
Depreciation, depletion, accretion and amortization	$70,638	$76,231	$279,497	$307,108
Effective tax rate from continuing operations	34.0%	-34.4%	30.7%	660.5%

Table B

Vulcan Materials Company

and Subsidiary Companies

(Amounts in thousands, except per share data)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2014	2013
Assets
Cash and cash equivalents	$141,273	$193,738
Accounts and notes receivable
Accounts and notes receivable, gross	378,947	344,475
Less: Allowance for doubtful accounts	(5,105)	(4,854)
Accounts and notes receivable, net	373,842	339,621
Inventories
Finished products	275,172	270,603
Raw materials	19,741	29,996
Products in process	1,250	6,613
Operating supplies and other	25,641	37,394
Inventories	321,804	344,606
Current deferred income taxes	39,726	40,423
Prepaid expenses	28,640	22,549
Assets held for sale	15,184	10,559
Total current assets	920,469	951,496
Investments and long-term receivables	41,650	42,387
Property, plant & equipment
Property, plant & equipment, cost	6,608,842	6,933,602
Reserve for depreciation, depletion & amortization	(3,537,212)	(3,621,585)
Property, plant & equipment, net	3,071,630	3,312,017
Goodwill	3,094,824	3,081,521
Other intangible assets, net	758,243	697,578
Other noncurrent assets	175,086	174,144
Total assets	$8,061,902	$8,259,143
Liabilities
Current maturities of long-term debt	$150,137	$170
Trade payables and accruals	145,148	139,345
Other current liabilities	156,073	159,620
Liabilities of assets held for sale	520	-
Total current liabilities	451,878	299,135
Long-term debt	1,855,447	2,522,243
Noncurrent deferred income taxes	691,137	701,075
Deferred revenue	213,968	219,743
Other noncurrent liabilities	672,773	578,841
Total liabilities	3,885,203	4,321,037
Equity
Common stock, $1 par value	131,907	130,200
Capital in excess of par value	2,734,661	2,611,703
Retained earnings	1,471,845	1,295,834
Accumulated other comprehensive loss	(161,714)	(99,631)
Total equity	4,176,699	3,938,106
Total liabilities and equity	$8,061,902	$8,259,143

Table C

Vulcan Materials Company

and Subsidiary Companies

(Amounts in thousands)
	Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2014	2013
Operating Activities
Net earnings	$204,923	$24,382
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	279,497	307,108
Net gain on sale of property, plant & equipment and businesses	(244,222)	(50,978)
Proceeds from sale of future production, net of transaction costs	-	153,095
Contributions to pension plans	(5,488)	(4,855)
Share-based compensation	23,884	22,093
Excess tax benefits from share-based compensation	(3,464)	(161)
Deferred tax provision (benefit)	18,378	(35,063)
Cost of debt purchase	72,949	-
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(93,320)	(60,405)
Other, net	7,199	1,283
Net cash provided by operating activities	260,336	356,499
Investing Activities
Purchases of property, plant & equipment	(224,852)	(275,380)
Proceeds from sale of property, plant & equipment	26,028	17,576
Proceeds from sale of businesses, net of transaction costs	721,359	51,604
Payment for businesses acquired, net of acquired cash	(284,237)	(89,951)
Other, net	33	(39)
Net cash provided by (used for) investing activities	238,331	(296,190)
Financing Activities
Proceeds from line of credit	93,000	156,000
Payment of current maturities, long-term debt and line of credit	(672,829)	(306,602)
Proceeds from issuance of common stock	30,620	3,821
Dividends paid	(28,884)	(5,191)
Proceeds from exercise of stock options	23,502	9,762
Excess tax benefits from share-based compensation	3,464	161
Other, net	(5)	-
Net cash used for financing activities	(551,132)	(142,049)
Net decrease in cash and cash equivalents	(52,465)	(81,740)
Cash and cash equivalents at beginning of year	193,738	275,478
Cash and cash equivalents at end of year	$141,273	$193,738

Table D

Segment Financial Data and Unit Shipments

(Amounts in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Total Revenues
Aggregates (a)	$593,828	$496,208	$2,346,411	$2,025,026
Asphalt Mix	115,534	99,378	445,538	407,657
Concrete (b)	87,014	121,813	375,806	471,748
Calcium (c).	2,451	26,079	25,032	99,004
Segment sales	$798,827	$743,478	$3,192,787	$3,003,435
Aggregates intersegment sales	(43,801)	(50,804)	(189,393)	(185,385)
Calcium intersegment sales	-	(12,428)	(9,225)	(47,341)
Total revenues	$755,026	$680,246	$2,994,169	$2,770,709
Gross Profit
Aggregates	$155,987	$111,606	$544,070	$413,301
Asphalt Mix	9,788	7,944	38,080	32,704
Concrete (b)	2,753	(4,996)	2,233	(24,774)
Calcium (c).	1,131	2,793	3,199	5,649
Total	$169,659	$117,347	$587,582	$426,880
Depreciation, Depletion, Accretion and Amortization
Aggregates	$57,862	$55,573	$227,042	$224,808
Asphalt Mix	3,261	2,297	10,719	8,697
Concrete (b)	4,214	8,457	19,892	32,996
Calcium (c).	148	4,335	1,554	18,093
Other	5,153	5,569	20,290	22,514
Total	$70,638	$76,231	$279,497	$307,108
Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues (d)	$455,090	$386,664	$1,794,046	$1,575,990
Aggregates - tons (e)	41,274	35,736	162,376	145,925
Freight-adjusted sales price (f)	$11.03	$10.82	$11.05	$10.80
Other Products
Asphalt Mix - tons	1,903	1,665	7,411	6,869
Asphalt Mix - sales price	$54.96	$54.93	$54.39	$54.83

Ready-mixed concrete - cubic yards	847	1,240	3,732	4,798
Ready-mixed concrete - sales price	$102.74	$93.12	$99.46	$93.10

Calcium - tons	92	80	335	327
Calcium - sales price	$26.58	$26.17	$26.50	$25.44

(a)	Includes crushed stone, sand and gravel, sand, other aggregates, as well as freight, delivery and transportation revenues, and other revenues related to services, such as land fill tipping fees.
(b)	Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale. On March 7, 2014, we sold our concrete business in the Florida area. See Appendix 5 for adjusted segment data.
(c)	Includes cement and calcium products. On March 7, 2014, we sold our cement business. See Appendix 5 for adjusted segment data.
(d)	Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as land fill tipping fees.
(e)	Includes tons marketed and sold on behalf of a third-party pursuant to volumetric production payment (VPP) agreements and tons shipped to our down-stream operations (i.e., asphalt mix and ready-mixed concrete).
(f)	Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1.	Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(Amounts in thousands)
	Twelve Months Ended
	December 31
	2014	2013

Cash Payments
Interest (exclusive of amount capitalized)	$241,841	$196,794
Income taxes	79,862	30,938

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	17,120	18,864
Amounts referable to business acquisitions:
Liabilities assumed	26,622	232
Fair value of noncash assets and liabilities exchanged	2,414	-
Fair value of equity consideration	45,185	-

2.	Reconciliation of Non-GAAP Measures

Gross profit margin as a percentage of total revenues excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Gross profit	$169,659	$117,347	$587,582	$426,880
Total revenues	$755,026	$680,246	$2,994,169	$2,770,709
Gross profit margin	22.5%	17.3%	19.6%	15.4%

Gross Profit Margin Excluding Freight and Delivery Revenues

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Gross profit	$169,659	$117,347	$587,582	$426,880
Total revenues	$755,026	$680,246	$2,994,169	$2,770,709
Freight and delivery revenues	121,996	92,457	473,079	386,220
Total revenues excluding freight and delivery revenues	$633,030	$587,789	$2,521,090	$2,384,489
Gross profit margin excluding freight and delivery revenues	26.8%	20.0%	23.3%	17.9%

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure.  We present this metric as it is consistent with the basis by which we review our operating results.  We believe that this presentation is more meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities.  It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are ancillary to our aggregates business.  Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliation of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Aggregates segment
Gross profit	$155,987	$111,606	$544,070	$413,301
Segment sales	$593,828	$496,208	$2,346,411	$2,025,026
Gross profit margin as a percentage of segment sales	26.3%	22.5%	23.2%	20.4%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Aggregates segment
Gross profit	$155,987	$111,606	$544,070	$413,301
Segment sales	$593,828	$496,208	$2,346,411	$2,025,026
Excluding:
Freight, delivery and transportation revenues (a)	133,714	104,661	532,134	424,868
Other revenues	5,024	4,883	20,231	24,168
Freight-adjusted revenues	$455,090	$386,664	$1,794,046	$1,575,990
Gross profit as a percentage of
freight-adjusted revenues	34.3%	28.9%	30.3%	26.2%
Incremental gross profit as a percentage of
freight-adjusted revenues	64.9%		60.0%

(a)	At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "free cash flow," "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA).  Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.  Likewise, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP.  We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses.  We use free cash flow, Aggregates segment cash gross profit, EBITDA and other such measures to assess liquidity and the operating performance of our various business units and the consolidated company.  Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.  We do not use these metrics as a measure to allocate resources.  Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.

(Amounts in thousands)
	Twelve Months Ended
	December 31
	2014	2013
Net cash provided by operating activities	$260,336	$356,499
Purchases of property, plant & equipment	(224,852)	(275,380)
Free cash flow	$35,484	$81,119

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Aggregates segment
Gross profit	$155,987	$111,606	$544,070	$413,301
DDA&A	57,862	55,573	227,042	224,808
Aggregates segment cash gross profit	$213,849	$167,179	$771,112	$638,109

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.  We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013

Reconciliation of Net Earnings to EBITDA

Net earnings	$38,021	$9,083	$204,923	$24,382
Provision for (benefit from) income taxes	19,745	(2,585)	91,692	(24,459)
Interest expense, net	40,875	48,888	242,407	201,645
(Earnings) loss on discontinued operations, net of taxes	327	1,013	2,223	(3,626)
EBIT	98,968	56,399	541,245	197,942
Depreciation, depletion, accretion and amortization	70,638	76,231	279,497	307,108
EBITDA	$169,606	$132,630	$820,742	$505,050

Adjusted EBITDA and Adjusted EBIT

EBITDA	$169,606	$132,630	$820,742	$505,050
Gain on sale of real estate and businesses	(2,606)	(1,377)	(238,528)	(36,759)
Charges associated with acquisitions and divestitures	5,562	458	21,135	458
Amortization of deferred revenue	(1,237)	(1,120)	(4,962)	(1,996)
Restructuring charges	558	-	1,308	1,509
Adjusted EBITDA	$171,883	$130,591	$599,695	$468,262
Depreciation, depletion, accretion and amortization	(70,638)	(76,231)	(279,497)	(307,108)
Amortization of deferred revenue	1,237	1,120	4,962	1,996
Adjusted EBIT	$102,482	$55,480	$325,160	$163,150

Appendix 5

Adjusted Concrete and Calcium Segment Financial Data

Comparative financial data after adjusting for the March 7, 2014 sale of our concrete and cement businesses in the Florida area is presented below:

(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2014	2013	2014	2013
Concrete Segment
Segment sales
As reported	$87,014	$121,813	$375,806	$471,748
Adjusted	$87,014	$75,772	$343,083	$303,089

Total revenues
As reported	$87,014	$121,813	$375,806	$471,748
Adjusted	$87,014	$75,772	$343,083	$303,089

Gross profit
As reported	$2,753	$(4,996)	$2,233	$(24,774)
Adjusted	$2,753	$144	$5,924	$(296)

Depreciation, depletion, accretion and amortization
As reported	$4,214	$8,457	$19,892	$32,996
Adjusted	$4,214	$4,638	$18,541	$17,667

Calcium Segment
Segment sales
As reported	$2,451	$26,079	$25,032	$99,004
Adjusted	$2,451	$2,385	$9,036	$9,571

Total revenues
As reported	$2,451	$13,651	$15,807	$51,663
Adjusted	$2,451	$2,371	$9,064	$9,535

Gross profit
As reported	$1,131	$2,793	$3,199	$5,649
Adjusted	$1,131	$810	$3,493	$2,970

Depreciation, depletion, accretion and amortization
As reported	$148	$4,335	$1,554	$18,093
Adjusted	$148	$53	$593	$395